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                                                             EXHIBIT 11.1

                      ENERGY SEARCH, INCORPORATED
                COMPUTATION OF EARNINGS PER COMMON SHARE

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
                                                   YEAR ENDED
                                                DECEMBER 31, 1998
                                                -----------------
BASIC EARNINGS (LOSS) PER
     SHARE
Net income (loss)                                    (394,428)
Payment of dividends on preferred stock                17,601
Shares
   Weighted average shares outstanding              3,868,752
Basic earnings (loss) per share                          (.11)

DILUTED EARNINGS (LOSS) PER
     SHARE
Net income (loss)                                    (394,428)
Payment of dividends on preferred stock                17,601
Shares
   Weighted average shares outstanding              3,868,752
Diluted earnings (loss) per share                        (.11)

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